Independent Auditor's Consent
                          -----------------------------

The Board of Directors
Citizens Utilities Company:

We consent to incorporation by reference in the registration statement (No. 33-48683) on Form S-8 of Citizens Utilities Company of our report dated March 31, 1995, relating to the statements of plan equity of Citizens Utilities 401(k) Employee Benefit Plan as of December 31, 1994 and 1993, and the related statements of income and changes in plan equity and related schedules for each of the years in the three-year period ended December 31, 1994, which report appears in the December 31, 1994 annual report on Form 11-K of Citizens Utilities 401(k) Employee Benefit Plan.

                                            KPMG PEAT MARWICK LLP


New York, New York
June 27, `995